Mail Stop 0306

May 11, 2005



Eric M. Polis
Treasurer and Principal Financial Officer
ASI Technology Corporation
980 American Pacific Drive, Suite 111
Henderson, Nevada  89014

	RE:	ASI Technology Corporation
 	 	Form 10-KSB for the fiscal year ended December 31, 2004
 		Filed March 30, 2005
  		File No. 000-06428


Dear Mr. Polis:

	We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.


							Sincerely,


							Martin F. James
							Senior Assistant Chief
Accountant